CENTRAL MINERA CORP.

Proxy Circular

The information contained in this Proxy Circular, unless otherwise indicated, is as of October 21, 2005. Any reference to currency in this circular is in United States dollars (“US$”) unless otherwise noted.

The management of Central Minera Corp. is mailing this Proxy Circular to everyone who was a shareholder of record of our company on October 28, 2005, which is the date that has been fixed by the Directors of the Central Minera as the record date to determine the shareholders who are entitled to receive notice of the meeting. We are mailing this Proxy Circular in connection with the solicitation of proxies by and on behalf of our management for use at the annual meeting of the company that is to be held on Friday, December 23, 2005. The solicitation of proxies will be primarily by mail. Certain employees of Central Minera may also solicit proxies by telephone or in person. The cost of solicitation will be borne by Central Minera.

Details of the time and place of the meeting are contained in the Notice of Meeting that accompanies this Proxy Circular.

Under our bylaws at least two shareholders must be present, in person or by proxy, before any action may validly be taken at the meeting. If two shareholders are not present in person or by proxy, we will reschedule the meeting.

PART ONE – VOTING

Who can vote?

The holders of Subordinate Voting shares and Variable Multiple Voting shares registered at the close of business on October 28, 2005, the record date fixed for determining who is entitled to receive notice of the meeting, are entitled to attend the meeting and to vote as a single class on all matters to be voted on by the shareholders at the meeting.

Voting Shares

As at October 21, 2005, Central Minera’s issued and outstanding share capital consisted of:

a.	24,969,517 Subordinate Voting shares (previously Common shares prior to re-designation), each entitling the registered holder to one vote at the meeting; and

b.	3,000,000 Variable Multiple Voting shares, each entitling the registered holder to that number of votes at the meeting as determined by the formula:

B x 0.55

A x 0.45

where B is the number of issued Subordinate Voting shares and A is the number of issued Variable Multiple Voting shares.

If a shareholder transfers shares after this date to someone else, and that person becomes a registered shareholder, the new shareholder may cast the votes attached to the shares transferred provided that he or she has asked our transfer agent, Pacific Corporate Trust Company, to include his or her name in the list of shareholders. This request must be made at least 10 days before the meeting.

To the knowledge of our Directors and Officers, the only persons or companies who or which beneficially own, directly or indirectly, or exercise control or direction over 10% or more of our shares on October 21, 2005, are:

	Number of shares &		Percentage of total
Name	Class of shares[1]	Percentage of class	voting rights
Carlo Civelli	1,066,114[2]	4.2%
	Subordinate Voting share	75.0%
	2,250,000[3,4]
	Variable Multiple Voting shares
Total			43.1%

1.	Information as to ownership or control of shares has been provided by Mr. Civelli.

2.	250,000 of these shares are held directly by Mr. Civelli. 816,114 of these shares are held by Clarion Finanz AG a company over which Mr. Civelli exercises control or direction.

3.	See Part Three – Compensation and Other Information – Interest of Management and Others in Material Transactions.

4.	500,000 of these shares are held by Clarion Finanz AG and 1,750,000 of these shares are held by Acacia Management Services Inc., companies over which Mr. Civelli exercises control or direction.

The Directors and Officers of Central Minera, as a group, control or direct 51.1% of the total voting rights of the shares of Central Minera.

Voting in person

If you are a shareholder entitled to attend the meeting, you can cast for each share registered in your name on the books of Central Minera:

a)	One vote for each Subordinate Voting share; and

b)	for each Variable Multiple Voting share, that number of votes determined by the following formula:

B x 0.55

A x 0.45

where B is the number of issued Subordinate Voting shares and A is the number of issued Variable Multiple Voting shares;

on all resolutions put before the meeting.

Voting by proxy

If you do not come to the meeting, you can still make your votes count by appointing someone who will be there to act as your proxy holder. You can either tell that person how you want to vote or you can let him or her decide for you. You can do this by completing a form of proxy.

What is a form of proxy?

A proxy is a document that authorizes someone to attend the meeting and cast your votes for you. We have enclosed a form of proxy with this Proxy Circular. You should use it to appoint a proxy holder, although you can also use any other legal form of proxy.

Appointing a proxy holder

You can choose any individual to be your proxy holder. It is not necessary for the person whom you choose to be a shareholder. To make such an appointment, simply fill in the person’s name in the blank space provided in the enclosed form of proxy. To vote your shares, your proxy holder must attend the meeting.

If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are Officers of Central Minera.

Your proxy vote

You may indicate on your form of proxy how you wish your proxy holder to vote your shares. To do this, simply mark the appropriate boxes on the form of proxy. If you do this, your proxy holder must vote your shares in accordance with the instructions you have given.

If you do not give any instructions as to how to vote on a particular issue to be decided at the meeting, your proxy holder can vote your shares as he or she thinks fit. If you have appointed the persons designated in the form of proxy as your proxy holder they will, unless you give contrary instructions, vote your shares at the meeting as follows:

✓ ✓	FOR the election of the proposed nominees as Directors; FOR the appointment of Pannell Kerr Forster as the auditor of Central Minera.

For more information about these matters, see Part Two – Business of the Meeting. The enclosed form of proxy gives the persons named on it the authority to use their discretion in voting on amendments or variations to matters identified on the Notice of Meeting. At the time of printing this Proxy Circular, the management of Central Minera is not aware of any other matter to be presented for action at the meeting. If, however, other matters do properly come before the meeting, the persons named on the enclosed form of proxy will vote on them in accordance with their best judgment, pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.

In order to be valid, you must return the completed form of proxy by 5:00 p.m. (Vancouver time) on Monday, December 19th, 2005, to our Transfer Agent, Pacific Corporate Trust Company, at:

10th Floor

625 Howe Street

Vancouver, B.C.

V6C 3B8

Facsimile: (604) 689-8144.

Changing your mind

If you want to revoke your proxy after you have delivered it, you can do so at any time before it is used. You may do this by stating clearly, in writing, that you want to revoke your proxy and by delivering this signed written statement to Pacific Corporate Trust Company at the address indicated above.

Your proxy will only be revoked (A) if a revocation is (i) received by 5:00 p.m. in the afternoon (Vancouver time) on the last business day before the day of the meeting, or any adjournment thereof, or (ii) to the person presiding at the meeting before it (or any adjournment) commences, or (B) in any other manner permitted by law. If you revoke your proxy and do not replace it with another that is deposited with our Transfer Agent, Pacific Corporate Trust Company, before the deadline, you can still vote your shares must to do so you must attend the meeting in person.

Non-registered shareholders

If your shares are not registered in your own name, they will be held in the name of a “nominee”, usually a bank, trust company, securities dealer or other financial institution. Your nominee must seek your instructions as to how to vote your shares.

Accordingly, unless you have previously informed your nominee that you do not wish to receive material relating to shareholders’ meetings, you will have received this Proxy Circular from your nominee, together with a form of proxy or voting instruction form. If that is the case, it is most important that you comply strictly with the voting instructions that have been given to you. If you have voted and wish to change your voting instructions, you should contact your nominee to discuss whether this is possible and what procedures you must follow.

If your shares are not registered in your own name, Central Minera’s Transfer Agent will not have a record of your name and, as a result, unless your nominee has appointed you as a proxy holder, it will have no knowledge of your entitlement to vote. If you wish to vote in person at the meeting, therefore, please insert your own name in the space provided on the form of proxy or voting instruction form that you have received from your nominee. If you do this, you will be instructing your nominee to appoint you as proxy holder. Please adhere strictly to the signing and returning instructions provided by your nominee. It is not necessary to complete the form in any other respect, since you will be voting at the meeting in person.

How a vote is passed

All of the matters that will come to a vote at the meeting, as described in the attached Notice of Meeting, are ordinary resolutions and can be passed by a simple majority – that is, if more than half of the votes that are cast are in favour, then the resolution is approved.

PART TWO – THE BUSINESS OF THE MEETING

Report of the Directors

The Annual Report of Central Minera for the year ended June 30, 2005 accompanies this Proxy Circular.

Financial statements

The financial statements of Central Minera for the year ended June 30, 2005 will be placed before you at the meeting. They have been mailed to shareholders together with the Notice of Meeting and this Proxy Circular.

Election of Directors

Directors of Central Minera are elected for a term of one year. The term of office of each of the nominees proposed for election as a Directors will expire at the meeting, and each of them, if re-elected, will serve until the close of the next annual meeting, unless he or she resigns or otherwise vacates office before that time. Under our Articles, the number of Directors may not be fewer than three nor more than ten. We currently have three Directors.

The Nominees

The following are the nominees proposed for election as Directors of Central Minera. All of them are currently Directors. Unless you give other instructions, the persons named in the enclosed form of proxy intend to vote FOR those nominees. Each of the nominees has agreed to stand for re-election and we are not aware of any intention of any of them not to do so. If, however, one or more of them should become unable to stand for re-election, it is likely that one or more other persons would be nominated at the meeting for election, and, in that event, the persons designated in the form of proxy will vote in their discretion for a substitute nominee.

Shares beneficially
Name, place of residence	Principal occupation		owned/controlled or
and position held	during the past five years	Directors since	directed[1]

Michael Cytrynbaum[2] Quebec, Canada President	Since August 1983, President, First
Fiscal Management Ltd. (a private
consulting firm); from May 1996 to date,
Chairman, Look Communications Inc; from
May 1997 to March 2001, President and
Chief Executive Officer, Ignition Point
Technologies (formerly TeleLink
Communication Corporation), May 2001 to
date Chairman, Ignition Point
	Technologies.	July 2002	504,590[3,4] Subordinate Voting shares

Murray F. Kosick[2] British Columbia, Canada	Dentist	May 1999	759,001[5] Subordinate Voting shares; and 250,000[5] Variable Multiple Voting shares

Reinhard Siegrist[2] Wettswil, Switzerland	Independent investor and financial advisor	December 1997	600,000[6] Subordinate Voting shares

1.	Information as to ownership or control of shares has been provided by the nominees.

2.	Member of the Audit Committee.

3.	Mr. Cytrynbaum exercises voting control or direction over these shares pursuant to an agreement dated as of July 18, 2002, but disclaims any beneficial interest in them.

4.	Does not include 500,000 options to acquire Subordinate Voting shares (see Part Three – Compensation and Other Information – Stock Option Plan) held by Mr. Cytrynbaum.

5.	Does not include 250,000 options to acquire Subordinate Voting shares (see Part Three – Compensation and Other Information – Stock Option Plan) or 200,000 warrants to purchase 200,000 Subordinate Voting shares at US$0.10 expiring on February 13, 2006 held by Dr. Kosick.

6.	Does not include 250,000 options to acquire Subordinate Voting shares (see Part Three – Compensation and Other Information – Stock Option Plan), or 200,000 warrants to purchase 200,000 Subordinate Voting shares at US$0.10 expiring on February 13, 2006 held by Mr. Siegrist.

Appointment of the auditor

During the financial years ended June 30, 2005 and 2004, Pannell Kerr Forster served as Central Minera’s auditor, having originally been appointed in December 2003. Fees for audit services billed by the auditor to Central Minera in 2004/05 for the 2004 fiscal year were US $5,600 (CDN. $7,000). Fees paid to the previous auditor, Steele & Co. for the 2003 fiscal year were $US6,100.

Central Minera’s management recommends that Pannell Kerr Forster be appointed as Central Minera’s auditor. Unless they are instructed otherwise, the persons named in the form of proxy intend to vote FOR the appointment of Pannell Kerr Forster to act as our auditor until the close of our next annual meeting.

PART THREE – COMPENSATION AND OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

	Number of	Weighted-average	Number of
	Securities to be	exercise price of	securities
	issued upon	outstanding	remaining available
	exercise of	options, warrants	for future issuance
	outstanding	and rights	under equity
	options, warrants	—	compensation plans
	and rights		(excluding
	—		securities
reflected in Column
(a))
Plan Catagory (See Stock Option Plan – below)	(a )	(b)	(c)

Equity compensation plans approved by security holders	1,625,000	0.20	1,375,000

Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	1,625,000	0.20	1,375,000

Stock option plan

At the annual meeting held in December 1996, the shareholders of Central Minera approved the adoption of a Stock Option Plan designed to enable Central Minera to attract, retain and motivate qualified employees. Certain amendments to the Plan were approved by our shareholders in December 1999. As amended, the Plan allows us to grant options to Directors, Officers, employees, consultants and advisors. The Plan is administered by our board of Directors which is authorized to decide to whom options may be granted, the number of options granted to any person, the exercise price, which may not be less than $0.15 per share, the term (which may not be longer than 10 years from the date of grant) and any restrictions upon exercise. A maximum of 3,000,000 Subordinate Voting shares may be made subject to options under the Plan. There are currently 1,625,000 outstanding options, all exercisable at US$0.20 per share. Of these, 1,325,000 are held by our Directors and Officers and expire on December 31, 2005. The remaining 300,000 are held by consultants to Central Mineral and expire on December 31, 2006.

No options were granted to and no options were exercised by the Named Executive Officer in the financial year ended June 30, 2005.

The following table sets out the value of unexercised incentive stock options held by the Named Executive Officer as at June 30, 2005.

			Unexercised Options	Value of unexercised
			as at June 30, 2005	in-the-money options
	Securities acquired	Aggregate value	Exercisable/Unexerci	at June 30, 2005
Name and position	on exercise	realized	sable	Exercisable/Unexercisable
Michael Cytrynbaum President	nil	nil	500,000 / 0	nil / nil

Compensation of Directors

We do not pay our Directors a fee for acting as such. They are, however, entitled to be reimbursed for reasonable expenditures incurred in performing their duties as Directors. Central Minera may, from time to time, grant options to purchase Subordinate Voting shares to the Directors. No options were granted to the Directors during the fiscal year ended June 30, 2005. The following table sets out details of incentive stock options previously granted by Central Minera Corp. to the Directors.

Name	Date of grant	Options granted	Exercise price	Expiry date

Michael Cytrynbaum	October 7, 2002	500,000	US$0.20	December 31, 2005

Murray Kosick	October 7, 2002	250,000	US$0.20	December 31, 2005

Reinhard Siegrist	October 7, 2002	250,000	US$0.20	December 31, 2005

Compensation of named executive Officers

Michael Cytrynbaum (the “Named Executive Officer”) has been the President of Central Minera since July 18, 2002. Central Minera does not have a Chief Financial Office and no other Executive Officer of Central Minera was paid more than Cdn $150,000 in compensation during the financial year ended June 30, 2005. The following table provides a summary of the compensation earned by the Named Executive Officer during the financial year ended June 30, 2004, and in the preceding two financial years.

Long-Term
	Annual Compensation				Compensation
Name and position	Fiscal	Salary	Bonus	Other annual	Securities under
	year			compensation	options granted (#)
ended
	2005	nil	nil	US$72,000 [2]	nil
Michael Cytrynbaum[1] President	2004 2003	nil nil	nil nil	US$67,000 [2] US$94,000 [2]	nil 500,000

1.	Michael Cytrynbaum has been the President of Central Minera since July 18, 2002.

2.	Consists of management services fees paid to First Fiscal Management Ltd., a private consulting firm controlled by Mr. Cytrynbaum (see “Management Contract”).

Committee responsibilities and activities

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s corporate accounting and reporting practices. The Audit Committee is responsible for ensuring that management has established appropriate processes for monitoring the Company’s systems and procedures for financial reporting and controls, reviewing all financial information in disclosure documents; monitoring the performance and fees and expenses of the Company’s external auditors and recommending external auditors for appointment by shareholders. The Audit Committee is also responsible for reviewing the Company’s annual financial statements prior to approval by the Board and release to the public. Currently the members are Michael Cytrynbaum, Murray Kosick and Reinhard Seigrist.

At the present time the Company does not have a Compensation Committee or Nominating Committee. All decisions involving compensation and nomination issues are made by the Board of Directors of the Company.

Management contracts

The management functions of Central Minera are preformed by the Directors and Executive Officers of Central Minera and, except as disclosed below, no management contracts have been entered into by Central Minera for performance of the management functions of the Company.

Central Minera entered into an agreement dated July 18, 2002 with First Fiscal Management Ltd. (“First Fiscal”) to provide it with management services, including assisting in formulating and developing Central Minera’s strategic vision and policy and making recommendations to the board of Directors with respect to the ongoing development of its business, finances and affairs. First Fiscal has also agreed to provide secretarial support services and office facilities to Central Minera and is entitled to a monthly fee of Cdn $15,000 and to be reimbursed for reasonable expenses incurred in the course of providing the services. The principal shareholder of First Fiscal is Michael Cytrynbaum who is the President of Central Minera. The agreement may be terminated by First Fiscal on 60 days’ written notice and by Central Minera on at least six months written notice or, if First Fiscal commits a material breach of the agreement, is unwilling or unable to provide the services contracted for or commits fraud or serious neglect or misconduct in performing the services, immediately. If Central Minera terminates the agreement by notice to First Fiscal, First Fiscal is entitled to a lump sum payment of the management fee multiplied by the number of months in the notice period.

Effective March 1, 2003, in order to assist Central Minera in managing cash flow constraints, First Fiscal voluntarily agreed to accept one-half of the monthly fee payable pursuant to the management agreement, as a temporary reduction for an indefinite period of time. This arrangement remains in place.

Interest of informed persons in material transactions

No proposed nominee for election as a Director, and no Director or Officer of Central Minera who has served in such capacity since the beginning of the last financial year of Central Minera, and no shareholder holding of record or beneficially, directly or indirectly, more than 10% of Central Minera’s outstanding shares, and none of the respective associates or affiliates of any of the foregoing, had any interest in any transaction with Central Minera or in any proposed transaction since the commencement of Central Minera’s last completed financial year that has materially affected Central Minera or is likely to do so, except as follows.

Effective July 31, 2003, 3,000,000 Units in the capital of Central Minera were issued pursuant to the conversion terms of unsecured debentures issued by Central Minera in July, 2002 in the aggregate principal amount of US$300,000. The debentures were converted into Units at the rate of one Unit for each US$0.10 in principal amount. Each Unit consisted of (i) one Variable Multiple Voting share in the capital of Central Minera and (ii) one non-transferable share purchase warrant to acquire, on or before July 31, 2004, one Subordinate Voting share of Central Minera at an amended per share price of US$0.10. 500,000 Units were issued to Barbara Cytrynbaum, the wife of Michael Cytrynbaum, the President and a Director of Central Minera; 250,000 Units were issued to Murray Kosick, a Director of Central Minera; and 1,750,000 Units were issued to Acacia Management Services Inc. and 500,000 Units were issued to Clarion Finanz AG, companies over which Carlo Civelli, an Officer of Central Minera, exercises control or direction. (See Part One – Voting.)

Additional information

You may obtain additional information about Central Minera in our Annual Report for the year ended June 30, 2005, which is included with this Proxy Circular. Additional copies may be obtained without charge upon request to Central Minera at P.O. Box 93038, Caulfeild Village R.P.O., West Vancouver, British Columbia, V7W 3G4; telephone (604) 687-6191; fax (604) 648-8341. You may also access our disclosure documents through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at .

Directors’ approval

The board of Directors of Central Minera has approved the contents of this Proxy Circular and its distribution to each shareholder entitled to receive notice and to the auditor of Central Minera.

Joan Jamieson Corporate Secretary	October 21, 2005 Vancouver, British Columbia